EXHIBIT 21.1
TRIDENT MICROSYSTEMS, INC.
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Percentage
Trident Microsystems (Far East) Ltd.	Cayman Islands, B.W.I.	100%

Trident Microelectronics Ltd.	Taiwan, R.O.C.	100%

Trident Multimedia Technologies (Shanghai) Co. Ltd.	People’s Republic of China	100%

Trident Microsystems (Beijing) Co. Ltd.	People’s Republic of China	100%

Trident Microsystems (Hong Kong) Limited	Hong Kong, SAR	100%

Trident Microsystems (Europe) GmbH	Germany	100%

Trident Microsystems Nederland B.V.	The Netherlands	100%

Trident Microsystems Holding B.V.	The Netherlands	100%

Trident Microsystems (Korea) Limited	Korea	100%

Trident Microsystems (Taiwan) Ltd	Taiwan, R.O.C.	100%

Trident Microsystems (Singapore) Pte. Ltd.	Singapore	100%

Trident Microsystems (Japan) GK	Japan	100%

Trident Microsystems India Pvt. Limited	India	100%

Trident Microsystems (Haifa) Ltd.	Israel	100%

Trident Digital Systems (UK) Limited	United Kingdom	100%

Trident Microsystems (Europe) B.V.	The Netherlands	100%

Trident MS (Taiwan) Ltd.	Taiwan, R.O.C.	100%